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                              CERTIFICATE OF TRUST

                                       OF

                             AXA PREMIER FUNDS TRUST

     This Certificate of Trust is being executed as of the 2nd day of October 2001 for the purpose of organizing a business trust pursuant to the Delaware Business Trust Act (12 Del. C. (Section) 3801 et seq.) (the "Delaware Act").

     The undersigned hereby certify as follows:

     FIRST: The name of the business trust formed hereby is AXA Premier Funds Trust (the "Trust").

     SECOND: The registered office of the Trust in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent of the Trust for service of process at such location is The Corporation Trust Company.

     THIRD: This Certificate of Trust shall become effective upon filing in the Office of the Secretary of State of the State of Delaware.

     FOURTH: The Trust is or will become a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. (Sections) 80a-1 et seq.), prior to or within 180 days following the first issuance of beneficial interests.

     FIFTH: The "governing instrument" of the Trust, within the meaning of the Delaware Act, (the "Trust Instrument") provides for the issuance of one or more series of shares of beneficial interest in the Trust. Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held and accounted for separately from the assets of the Trust generally or any other series. As provided in the Trust Instrument, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series.

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     IN WITNESS WHEREOF, the undersigned, being the initial trustees, have executed this Certificate of Trust this 2nd day of October 2001 in accordance with Section 3811(a) of the Delaware Act.

                                            /s/ Steven M. Joenk
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                                            Steven M. Joenk, as Trustee


                                            /s/ Kenneth T. Kozlowski
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                                            Kenneth T. Kozlowski, as Trustee


                                            /s/ Patricia Louie
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                                            Patricia Louie, as Trustee